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                                   Exhibit 11

                           GLENAYRE TECHNOLOGIES, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1996
                 (dollars in thousands except per share amounts)

                                                             Year  Ended  December 31,
                                                        1996         1995           1994
                                                       -------      -------        -------
Income from continuing operations............       $  70,444      $  76,448     $  33,095
Gain from discontinued operations............             ---            ---           388
                                                    ---------      ---------      --------
Net income...................................       $  70,444      $  76,448     $  33,483
                                                    =========      =========     =========

PRIMARY EARNINGS PER SHARE

Weighted average shares outstanding
   during the period.........................          60,597         58,298        55,007
Common stock equivalents.....................           2,819          4,182         3,696
                                                        -----         ------        ------
                                                       63,416         62,480        58,703
                                                       ======         ======        ======
Continuing operations........................      $     1.11     $     1.22    $     0.56
Discontinued operations......................             ---            ---          0.01
Net income per share.........................      ----------      ---------    ----------
                                                   $     1.11     $     1.22    $     0.57
                                                   ==========     ==========    ===========

FULLY DILUTED EARNINGS PER SHARE
-------------------- -----------

Weighted average shares outstanding
   during the period.........................          60,597         58,298        55,007
Common stock equivalents.....................           2,846          4,515         3,785
                                                    ---------         ------        ------
                                                       63,443         62,813        58,792
                                                    =========         ======        ======


Continuing operations........................       $    1.11     $     1.22        $ 0.56
Discontinued operations......................             ---            ---          0.01
                                                    ---------      ---------        ------
Net income per share.........................       $    1.11     $     1.22        $ 0.57
                                                    =========     ==========        ======